Exhibit 99.10

                                                                       Exhibit J

                               PETER R. BRAY, ESQ.
                                 100 Misty Lane
                              Parsippany, NJ 07054

                                  June 27, 2006

VIA FEDEX

Julie D'Aloia, Vice President and Secretary
Center Bancorp, Inc.
2455 Morris Avenue
Union, NJ  07083

Dear Ms. D'Aloia:

         I am a shareholder of Center Bancorp, Inc. (the "Company"). I hereby nominate, in accordance with Section 202 of the Company's Bylaws, Lawrence Seidman, Harold Schechter and Raymond Vanaria for election to the Company's Board of Directors at the Company's next Annual Meeting of Shareholders.

         The information required by Section 202 of the Company's Bylaws is provided as follows:

                  (a)   Name and address of each proposed nominee:

                           1.       Lawrence B. Seidman
                                    19 Veteri Place, Wayne, New Jersey 07470

                           2.       Harold Schecter
                                    38 Rillo Drive, Wayne, New Jersey 07470

                           3.       Raymond Vanaria
                                    140 Pines Lake Drive East,
                                    Wayne, New Jersey 07470

                  (b)   The principal occupation of each proposed nominee:

                           1. Mr. Seidman's principal occupation is as the manager of various entities involved in the purchase, and sale, of shares of financial institutions.

Julie D'Aloia, Vice President and Secretary
June 27, 2006
Page 2

                           2. Mr. Schechter's principal occupation is as the Vice President and Chief Financial Officer of Global Design Concepts Inc.

                           3. Mr. Vanaria is a New Jersey licensed Certified Public Accountant and is also a member of Malesardi, Quackenbush, Swift & Company, LLC.

                  (c) The total number of shares of capital stock of the Company that I am aware will be voted for each proposed nominee is approximately 1,017,252. In addition to the shares owned by the undersigned, these shares are owned by the nominees, as well as the entities and individuals for whom Mr. Seidman exercises voting control.

                  (d) The name and residence address of the notifying shareholder:

                           Peter R. Bray
                           5 Bourbon Street, Wayne, New Jersey  07470

                  (e) The number of shares of capital stock of the Corporation owned by the notifying shareholder:

                           100 shares

         In addition, each of the nominees is the owner of 200 or more shares of the Company's stock and is qualified for service on the Board of Directors as provided in Section 203 of the Company's Bylaws.

         If you require any additional information, please place your request in writing and set forth the legal basis upon which your request is being made.

         Please contact me if you wish to discuss this matter in more detail.

                                                              Very truly yours,


                                                              /ss/ Peter R. Bray
                                                              ------------------
                                                              PETER R. BRAY

PRB:blw
cc:      John J. Davis, President and Chief Executive Officer
         Alexander A. Bol, Chairman of the Board
         Lawrence B. Seidman